Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 19, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.109382 per unit, payable on September 15, 2014, to unit holders of record on August 29, 2014.

This month’s distribution decreased from the previous month due to one less day of oil production for June 2014, offset by one more day of gas production for May 2014, and an increase in oil prices.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 50,457 bbls and 112,187 Mcf. The average price for oil was $96.40 per bbl and for gas was $6.45 per Mcf. This would primarily reflect production for the month of June for oil and the month of May for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties			Net to Trust Sales
	Volumes			Volumes				Average	Price
	Oil	Gas		Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)		(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	98,566	274,179		50,457	*	112,187	*	$96.40	$6.45	**
Prior Month	99,591	264,979	***	56,472	*	125,068	*	$92.51	$6.45	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.
***	This corrects last month’s gas production volumes.

During June 2014, three of the 2014 workover wells were completed and producing. There were no new wells of the 2014 program completed in the month of June. Capital expenditures were approximately $1,325,441.57. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim have been processed through the monthly distributions. These prior period adjustments along with the respective reimbursements of the withheld monies have been completed as of last month, however, these adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee. On June 20, 2014, the unitholders approved Southwest Bank as successor trustee, effective August 29, 2014.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Dickerman Sadler

Managing Director

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.855.588.7839